EXHIBIT 23(iv)



                      CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
United Dominion Realty Trust, Inc.



     We consent to the incorporation by reference of our report dated May 19, 1994 with respect to the Statement of Rental Operations of the Clover Financial Partnership Properties for the year ended December 31, 1993, appearing in the May 26, 1994 Form 8-K filed by United Dominion Realty Trust, Inc., in the Form S-8 registration statement and related prospectus of United Dominion Realty Trust, Inc., for the registration of 100,000 shares of its common stock which may be sold pursuant to its Employees' Stock Purchase Plan.


                ALLOY, SILVERSTEIN, SHAPIRO, ADAMS, MULFORD & CO.
                Certified Public Accountants


Cherry Hill, New Jersey
March 17, 1995